EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Huib Geerlings
Chief Executive Officer
Geerlings & Wade, Inc. (781) 821-4152 www.geerwade.com

GEERLINGS & WADE INC. REPORTS SECOND QUARTER RESULTS

CANTON, MA, August 5, 2003 – Geerlings & Wade, Inc. (Nasdaq SmallCap: GEER) (www.geerwade.com), the nation’s largest direct mail and Internet retailer of premium wines and wine-related products to consumers, today reported financial results for the second quarter of 2003.

For the quarter ended June 30, 2003, sales were $6.0 million, a decrease of 3% from 2002’s second quarter sales of $6.2 million. The Company had a net loss of $1,364,000, or $.35 per share, on a fully diluted basis, compared to a net loss of $2,331,000 or $.60 per share, for the second quarter of 2002. Gross margin decreased as a percentage of sales from 54% to 49% due to increased costs as a result of changes in promotional offers and to certain transition expenses related to conversion to a new, more efficient, fulfillment operation. For the second quarter of 2003, the Company reduced selling, general and administrative expense by $1.239 million to $4,415,000. This was due primarily to lower marketing expenses that were reduced by $1,467,000 as compared to the second quarter of 2002. Savings in marketing expense were offset by higher delivery expenses of $260,000 over the second quarter of 2002. These cost increases resulted primarily from shipping more packages due to the increase in customer acquisition sales, which generally have smaller order sizes. Certain transition expenses also increased relating to the conversion to a new, more efficient, fulfillment operation. There will be additional transitional expenses associated with the restructuring of the Company’s operational infrastructure, which in the long run are expected to reduce overall expenses and result in a more variable cost model.

Mr. Geerlings stated, “Even though the loss for the quarter was larger than expected, we continued to make progress on the two primary objectives of our turnaround strategy: revitalizing customer acquisition for our traditional direct marketing business and developing a new sales channel to improve our ability to re-establish revenue growth and profitability in the future.

Our current customer acquisition campaigns are performing according to plan, and we have been able to acquire approximately 40% more new customers during the first six months of 2003 than we had in the same period of the past two years. During the upcoming fall season, we will be better able to assess the repeat purchasing behavior of this group, which will largely determine our ability to re-establish sales growth in our core business.

We also continue to invest modestly in our new in-home event channel, which we are marketing under the name “The Traveling Vineyard”. This channel, although still immaterial in sales contribution, is in the early stages of implementation and shows promise. The Traveling Vineyard generates leads by promoting in-home events, guided by independent consultants, where prospective customers are introduced to the Company’s products. We have been able to build a growing consultant base to generate these events, and they are producing an increasing but still immaterial revenue stream. The independent consultant base currently numbers in excess of 175 consultants. In the last quarter, Traveling Vineyard revenues averaged approximately $80,000 per month.

The concept of using independent consultants to promote sales is based on a business model that is employed by many successful direct selling companies and is generally referred to as “party plan” sales. While modifying the traditional approach in order to comply with regulatory limitations, we believe that we can successfully emulate that model using our product lines of wine and wine accessories.

We have carefully considered the structure of this channel in order to maintain our compliance with the host of regulatory requirements we face every day in our business. There can be no assurance that regulators will not raise issues about this new marketing model in certain states. We expect that The Traveling Vineyard channel will become a material contributor to our revenues in 2004, although it will continue to be a drag on earnings.

In our core business, profitability continues to be affected by reduced demand from our existing customer base compared to prior years and the resulting need for us to be more promotional in our offers. Since March of this year, we have experienced pressure on average order sizes in the case of the core segments of our customer base.

Our results for the remainder of this year will be significantly affected by the spending behavior of this segment of our customer base during the remaining months. In spite of our continued investments in customer acquisition and The Traveling Vineyard, combined with the aforementioned restructuring expenses, we are targeting a break-even operating result for the fourth quarter of this year.”

This report contains forward-looking statements about the Company’s business and operations and the Company’s future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Geerlings & Wade, founded in 1986, is America’s leading direct retailer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 27 states, and a devoted following of thousands of regular customers and wine club members. The Canton, MA-based Company has developed a streamlined purchasing system that allows it to source quality wines directly from the world’s greatest wineries. G&W has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers and investors are encouraged to contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com and www.thetravelingvineyard.com.

GEERLINGS & WADE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2002	June 30, 2003	June 30, 2002	June 30, 2003
Sales	$6,208,117	$6,032,033	$13,572,547	$11,069,346
Cost of Sales	2,859,509	3,099,347	6,239,097	5,570,716

Gross Profit	3,348,608	2,932,686	7,333,450	5,498,630
Selling, general and administrative expenses	5,654,448	4,414,681	10,367,215	7,966,025

Loss from operations	(2,305,840)	(1,481,995)	(3,033,765)	(2,467,395)
Loss on disposal of fixed assets, net	(25,453)	—	(24,453)	—
Interest income and other income	7,534	5,213	16,788	7,811
Interest expense and other expense	(7,275)	(94,218)	(30,267)	(96,630)

Loss before income taxes	(2,331,034)	(1,571,000)	(3,071,697)	(2,556,214)
Provision (benefit) for income taxes	—	(206,780)	—	(206,780)

Net loss	$(2,331,034)	$(1,364,220)	$(3,071,697)	$(2,349,434)

Net loss per share
Basic	$(0.60)	$(0.35)	$(0.80)	$(0.61)

Diluted	$(0.60)	$(0.35)	$(0.80)	$(0.61)

Weighted average common and common equivalent shares outstanding
Basic	3,863,068	3,879,450	3,863,068	3,879,450

Diluted	3,863,068	3,879,450	3,863,068	3,879,450

GEERLINGS & WADE, INC.

BALANCE SHEETS

(Unaudited)

	December 31, 2002	June 30, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,097,671	$1,841,181
Accounts receivable	612,318	360,672
Inventory	5,821,544	6,508,295
Prepaid mailing costs	34,495	24,641
Prepaid expenses and other current assets	938,279	805,718
Refundable income taxes	749,919	—

Total Current Assets	10,254,226	9,540,507

PROPERTY AND EQUIPMENT, AT COST	2,384,532	2,431,972
Less—Accumulated Depreciation	2,039,729	2,152,213

	344,803	279,759

Other Assets	264,637	260,608

	$10,863,666	$10,080,874

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$—	$300,000
Accounts payable	1,916,875	3,267,623
Current portion of deferred revenue	1,153,055	1,119,220
Accrued expenses	909,999	800,854

Total Current Liabilities	3,979,929	5,487,697

Deferred Revenue, less current portion	239,214	213,968

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value -
Authorized - 1,000,000 shares Outstanding-none	—	—
Common stock, $.01 par value -
Authorized - 10,000,000 shares -
Issued and outstanding - 3,879,450 and 3,879,450 shares in 2002 and 2003, respectively	38,795	38,795
Additional paid-in capital	10,136,026	10,220,146
Retained deficit	(3,530,298)	(5,879,732)

Total Stockholders’ Equity	6,644,523	4,379,209

	$10,863,666	$10,080,874